Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Stick, General Counsel
Xerium Technologies, Inc.
508-532-1726
ir@xerium.com

	Media:	Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES REPORTS FIRST QUARTER 2006 RESULTS

Company Announces Third Consecutive Quarter of Growth in Income from Operations and Fourth Consecutive Quarterly Dividend

YOUNGSVILLE, NC, MAY 11, 2006 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the first quarter ended March 31, 2006. Highlights for the quarter include:

•	Net sales for the first quarter of 2006 were $146.7 million, a 3.4% decrease from $151.9 million for the first quarter of 2005. Excluding unfavorable currency effects, which accounted for the majority of the decline, first quarter 2006 net sales were nearly equal with those of the first quarter of 2005, which was the Company’s strongest sales quarter in its history. Additional factors are outlined below in the discussion on segment results.

•	Net income was $9.5 million, or $0.22 per diluted share, for the first quarter of 2006 compared to $8.3 million, or $0.27 per diluted share, for the first quarter of 2005. Shares used in computing diluted EPS were 43.8 million for the first quarter of 2006 compared to 31.0 million for the first quarter of 2005.

•	Net cash generated by operating activities was $3.8 million for the first quarter of 2006, compared to $17.8 million in the same quarter last year, resulting from continued investments in working capital intended to drive future sales growth.

•	Adjusted EBITDA (as defined in the Company’s credit facility) was $37.4 million for the first quarter of 2006, compared to $44.1 million for the first quarter of 2005. The impact of inflation to the Company’s overall cost structure of approximately 1.4% accounted for approximately $1.7 million of this decline, and the effect of currency fluctuation had a further negative impact of $1.0 million. Adjusted EBITDA in the first quarter of 2005 includes the add back of $5.2 million in restructuring costs and the Adjusted EBITDA in the first quarter of 2006 includes the add back of $0.2 million. Other factors are outlined below in the discussion on segment results.

•	Cash on hand at March 31, 2006 was $34.5 million compared to $60.0 million at December 31, 2005 and $39.8 million at March 31, 2005.

•	Separately, Xerium Technologies announced today that its Board of Directors had declared a dividend of $0.225 per share of common stock payable on June 15, 2006 to shareholders of record as of the close of business on June 5, 2006.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “Our results for the first quarter represent a continuation of sequential growth in sales since the third quarter of 2005 and operating income since the second quarter of 2005. We are pleased that we are continuing to make significant progress in resolving the problems associated with the transition of our press felt manufacturing to Starkville, Mississippi that disrupted our operations, and believe that most of the associated production and inventory issues are now behind us. During the quarter we saw firmer pricing levels, which is particularly good news in Europe; limited inflation of 1.4% to our overall cost structure and an otherwise generally stable market environment.

“Our cash position remains strong, even after the payment of our third consecutive quarterly dividend, capital expenditures that support our aggressive growth plans, the acquisition of Coldwater Covers and a voluntary $5 million principal repayment earlier this year on our senior debt. Capital spending plans for 2006 remain generally consistent with previous years at approximately $40 million. In addition to this planned level of capital spending, we expect to invest up to an additional $8.4 million for certain expansion projects (as permitted under our revised credit agreement). We have also invested in the development of our worldwide sales force, which has grown by nearly 4% over the last year, as well as building inventory levels. All three areas of investment are designed to enable Xerium to capitalize on specific sales opportunities we have identified.”

Mr. Gutierrez continued, “After investing approximately $12 million in 2005 in cost reduction initiatives, our program is virtually complete and we anticipate incurring less than $1 million in restructuring expenses in 2006, while at the same time benefiting from the costs savings generated by these programs. We also believe that the effective tax rate achieved in the first quarter of 2006 will approximate the full year rate.”

Mr. Gutierrez concluded, “We are optimistic about the Company’s prospects for 2006 as the market for our products is starting to show positive signs of growth, and we expect our past investments to start generating returns, especially now that the production issues that disrupted our operations and kept us from capitalizing on our new business awards in the past, are generally behind us. We believe our value-added strategy that offers innovative, technologically-advanced products to customers who are continuously looking for ways to take costs out of the paper-making process, while simultaneously achieving their paper quality goals, is a winning approach for both Xerium and our customers, and it is one to which we are fully committed.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•	Capital expenditures for the first quarter of 2006 were $8.1 million, compared to $6.8 million for the first quarter of 2005. Approximately $6.0 million of capital expenditures this quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $2.1 million used to sustain the Company’s existing operations and facilities.

•	Xerium Technologies’ previously implemented cost reduction programs, including plant closures designed to rationalize production among facilities and headcount reductions, were largely completed in 2005. These cost reduction efforts eliminated approximately $1.9 million in cash costs that would have otherwise been incurred during the first quarter of 2006, compared to the Company’s cost structure in the first quarter of 2005.

•	The Company had a foreign exchange loss in the first quarter of 2006 of $0.1 million as compared to a gain of $3.4 million in the first quarter of 2005. Foreign exchange losses in the first quarter of 2006 were principally caused by the change in foreign currency rates on intercompany debt. Foreign exchange gains in the first quarter of 2005 were principally caused by the change in foreign currency rates on intercompany debt and external debt, as under our previously existing debt facilities we had external debt denominated in currencies other than the functional currency.

•	The total impact of currency fluctuations on net sales in the first quarter of 2006 was a decrease of $4.8 million. The impact of currency translation on net sales in the first quarter of 2006, compared to first quarter 2005 exchange rates, was a decrease of $3.8 million. The effect of currency on pricing caused a further $1.0 million negative effect on net sales for the first quarter of 2006. The effect of currency on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

The following table presents net sales for the first quarter of 2006 and 2005 by segment and the effect of currency on pricing and translation on first quarter 2006 net sales:

	Net Sales Three Months Ended March 31,		Increase (decrease) in Net Sales from Q1 2005 to Q1 2006	Increase (decrease) in Q1 2006 Net Sales due to Currency Translation*	Percent increase (decrease) in Net Sales from Q1 2005 to Q1 2006		**Change in Q1 2006 Net Sales Due to Currency Effects on Pricing	Percent increase (decrease) in Net Sales from Q1 2005 to Q1 2006 Excluding Effect of Currency on Pricing and Translation
	2006	2005			Total	Excluding currency translation effect
Clothing	$95.3	$99.2	$(3.9)	$(2.3)	(3.9)%	(1.6)%	$(1.0)	(0.6)%
Roll Covers	51.4	52.7	(1.3)	(1.5)	(2.5)%	0.4%	—	0.4%

Total	$146.7	$151.9	$(5.2)	$(3.8)	(3.4)%	(0.9)%	$(1.0)	(0.3)%

*	Decrease in first quarter 2006 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the first quarter of 2005 from (ii) net sales for the first quarter of 2005 at the applicable average foreign currency exchange rate for the first quarter of 2006.
**	Change in the first quarter 2006 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

1.	Income from operations for the first quarter of 2006 of $17.7 million increased by 1.0% in the clothing segment compared to the prior year quarter of $17.5 million. Excluding the effect of currency of $1.4 million for the first quarter of 2006, income from operations in the first quarter of 2006 would have been $19.1 million, which is 9.1% higher than the same quarter last year.

2.	Seaming equipment sales declined by $1.9 million compared to the prior year quarter.

3.	Royalty income declined by approximately $1.4 million versus the prior year quarter, as the final payment under a royalty agreement with a key competitor was made in the prior year period.

4.	While production output reached target levels at the Company’s Starkville operation and field inventory returned to near-normal levels by the end of March 2006, the business still experienced approximately $1.4 million in operating inefficiencies during the first quarter of 2006. These operating inefficiencies are expected to substantially diminish throughout the balance of 2006.

5.	Pricing has remained unchanged compared with prior year levels, with some increases in Europe and North America offsetting pricing pressure in Asia. Modest price increases are planned during the balance of the year.

Rolls Segment Commentary

1.	Coldwater Covers contributed sales of approximately $600,000 following the close of the acquisition on February 2, 2006.

2.	Sales headcount has increased by 15% versus the prior year quarter to better target key opportunities that have been identified, especially in some of the newer segments of this business. The costs associated with this increase began in the first quarter of 2006, while the benefits are expected to be realized in future periods.

3.	Profitability versus the prior year quarter was affected by the shift in product mix away from rubber roll covers. New non-rubber products introduced over the last six months are starting to drive growth, and Xerium believes that rubber roll cover sales have stabilized.

4.	Pricing has generally remained unchanged compared with prior year levels, and modest additional price increases were implemented during February 2006, the benefits of which are expected during the balance of the year.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow, Friday, May 12, 2006, beginning at 8 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-800-510-9836, using passcode 39025137, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-614-3670, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 36 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,900 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for period ended December 31, 2005 filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(dollars in thousands, except per share data)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$34,524	$59,976
Accounts receivable (net of allowance for doubtful accounts of $2,807 at March 31, 2006 and $2,277 at December 31, 2005)	106,011	101,623
Inventories	101,920	96,713
Prepaid expenses	7,714	5,507
Other current assets	19,697	14,387

Total current assets	269,866	278,206
Property and equipment, net	367,636	362,118
Goodwill	302,831	298,495
Intangible assets and deferred financing costs, net	41,461	38,356
Other assets	3,607	6,741

Total assets	$985,401	$983,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$11,488	$9,523
Accounts payable	35,685	37,940
Accrued expenses	47,615	54,825
Current maturities of long-term debt	7,715	8,582

Total current liabilities	102,503	110,870
Long-term debt, net of current maturities	629,537	631,027
Deferred taxes	36,371	37,369
Pension, other postretirement and postemployment obligations	96,245	95,304
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares outstanding as of March 31, 2006 and December 31, 2005	—	—
Common stock, $.01 par value, 150,000,000 shares authorized; 43,725,093 shares outstanding as of March 31, 2006 and December 31, 2005	437	437
Paid-in capital	200,100	199,285
Accumulated deficit	(64,904)	(64,567)
Accumulated other comprehensive loss	(14,888)	(25,809)

Total stockholders’ equity	120,745	109,346

Total liabilities and stockholders’ equity	$985,401	$983,916

Xerium Technologies, Inc.

Condensed Consolidated Income Statements – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Net sales	$146,732	$151,927
Costs and expenses:
Cost of products sold	83,723	86,170
Selling	18,326	17,654
General and administrative	18,224	14,596
Restructuring	222	5,176
Research and development	2,502	2,327

	122,997	125,923

Income from operations	23,735	26,004
Interest expense	(10,634)	(15,611)
Interest income	623	151
Foreign exchange gain (loss)	(136)	3,378

Income before provision for income taxes	13,588	13,922
Provision for income taxes	4,050	5,655

Net income	$9,538	$8,267

Net income per share:
Basic	$0.22	$0.27

Diluted	$0.22	$0.27

Shares used in computing net income per share:
Basic	43,725,093	31,013,482

Diluted	43,817,839	31,013,482

Cash dividends per common share:	$0.225	$—

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows - (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2006	2005
Operating activities
Net income	$9,538	$8,267
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	778	—
Depreciation	9,937	10,713
Amortization of intangibles	1,043	1,043
Deferred financing cost amortization	923	246
Unrealized foreign exchange (gain) loss on revaluation of debt	392	(3,771)
Deferred taxes	4,341	999
Deferred interest	—	528
(Gain) loss on disposition of property and equipment	(22)	9
Change in assets and liabilities which provided (used) cash:
Accounts receivable	(2,202)	(1,403)
Inventories	(3,371)	(527)
Prepaid expenses	(2,097)	(3,900)
Other current assets	(444)	5
Accounts payable and accrued expenses	(11,921)	3,836
Long term assets and liabilities	(3,127)	1,746

Net cash provided by operating activities	3,768	17,791

Investing activities
Capital expenditures, gross	(8,110)	(6,825)
Proceeds from disposals of property and equipment	131	4,900
Payment for purchase of Coldwater Covers, Inc., net of cash acquired	(6,912)	—
Other	20	(8)

Net cash used in investing activities	(14,871)	(1,933)

Financing activities
Net increase in borrowings (maturities of 90 days or less)	1,872	5,035
Proceeds from borrowings (maturities longer than 90 days)	155	—
Principal payments on debt	(7,581)	(2,236)
Cash dividends on common stock	(9,838)	—
Costs related to public offering and refinancing	(829)	(2,428)

Net cash provided by (used in) financing activities	(16,221)	371

Effect of exchange rate changes on cash flows	1,872	(460)

Net increase (decrease) in cash	(25,452)	15,769
Cash and cash equivalents at beginning of period	59,976	24,002

Cash and cash equivalents at end of period	$34,524	$39,771

Supplemental schedule of non-cash investing and financing activities:
The Company purchased all of the capital stock and manufacturing facility of Coldwater Covers, Inc. for $6,961 and assumed liabilities as follows:
Fair value of assets acquired	$7,020	$—
Cash paid for capital stock and manufacturing facility	(6,961)	—

Liabilities assumed	$59	$—

Xerium Technologies, Inc.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or related impairment expenses (not to exceed $11million in 2005, $4 million in 2006, $3.5 million in 2007 and $1.5 million in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income (loss) which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
(in thousands)	2006	2005
Net cash provided by operating activities	$3,768	$17,791
Interest expense, net	10,011	15,460
Net change in operating assets and liabilities	23,162	243
Income tax provision	4,050	5,655
Stock-based compensation	(778)	—
Deferred financing cost amortization	(923)	(246)
Deferred taxes	(4,341)	(999)
Deferred interest	—	(528)
Gain (loss) on disposition of property and equipment	22	(9)
Unrealized foreign exchange gain (loss) on indebtedness, net	(392)	3,771

EBITDA	34,579	41,138
Unrealized foreign exchange (gain) loss on indebtedness, net	392	(3,771)
Restructuring expenses	222	5,176
Non-cash compensation and related expenses	778	—
Non-recurring expenses resulting from cost reduction programs (A)	1,444	1,572

Adjusted EBITDA	$37,415	$44,115

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the three months ended March 31, 2006 and March 31, 2005. These fees, expenses and charges include certain operating costs incurred in connection with the transition of production operations from a closed facility to another facility.